EXHIBIT 20.3

December 31, 2004

Deutsche Bank Trust Company Americas 60 Wall Street New York, New York 10005	Wells Fargo Delaware Trust Company 919 Market Street, Suite 700 Wilmington, Delaware 19801

Ambac Assurance Corporation One State Street Plaza New York, New York 10004	CenterOne Financial Services LLC 190 Jim Moran Boulevard Deerfield Beach, Florida 33442

Moody’s Investors Service, Inc. 99 Church Street New York, New York 10007	Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. 55 Water Street New York, New York 10041

Re:	Annual Statement as to Compliance for UPFC Auto Receivables Trust 2004-A

Dear Sir or Madam:

OFFICER’S CERTIFICATE

Pursuant to Section 4.10 of the Sale and Servicing Agreement (“Agreement”) dated as of August 31, 2004, and to Section 3.9 of the Indenture (“Indenture”), dated as of the same date, the undersigned officer of United Auto Credit Corporation (the “Servicer”) certify that:

(i) a review of the activities of the Servicer during the period from September 22, 2004, or the Closing Date, to December 31, 2004 and of its performance under the Agreement has been made under such officer’s supervision and to such officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period; and

(ii) a review of the activities of the Issuer during such period and of its performance under the Indenture has been made under such officer’s supervision and to the best of such officer’s knowledge, based on such review, the Issuer has complied with all conditions and covenants under the Indenture and the other Basic Documents throughout such period.

/s/    GARLAND KOCH

Garland Koch

Executive Vice President and Chief Financial Officer

cc: A. Katz, Esq.